Exhibit 99.1

Rogers Corporation Reports 2013 First Quarter Results

ROGERS, Conn.--(BUSINESS WIRE)--April 30, 2013--Rogers Corporation (NYSE:ROG) today announced financial results for its first quarter of 2013, reporting net sales of $126.0 million and net income from continuing operations of $0.39 per diluted share, which includes net special charges of $0.05 per diluted share. Excluding these net special charges, non-GAAP net income from continuing operations was $0.44 per diluted share. Net sales and both GAAP and non-GAAP net income from continuing operations were in line with the Company’s updated guidance announced on April 18, 2013 of $126 million in net sales and GAAP and non-GAAP net income from continuing operations of $0.39 and $0.44 per diluted share, respectively. First quarter 2012 net sales were $120.2 million with a net loss from continuing operations of $0.10 per share, which included special charges of $0.36 per share related to restructuring and streamlining initiatives. First quarter 2012 non-GAAP net income per diluted share from continuing operations was $0.26.

Reconciliations of the GAAP to non-GAAP guidance and operating results discussed in this press release are set forth at its conclusion.

Business Segment Discussion

Printed Circuit Materials

Net sales of Printed Circuit Materials totaled $43.6 million for the first quarter of 2013, an increase of 10.6% from the $39.4 million reported in the first quarter of 2012. The increase in net sales is mainly due to strong demand for high frequency printed circuit materials for use in the telecom base station market and in automotive safety sensor applications. In addition, the segment continues to gain adoptions in new wireless antenna applications. These strong growth developments were partially offset by weaker demand in high reliability applications.

High Performance Foams

In the first quarter of 2013, High Performance Foams reported record first quarter net sales of $42.4 million, an increase of 5.0% compared to the first quarter 2012 net sales of $40.4 million. The increase in net sales is due primarily to strong demand for high performance foams in general industrial and consumer applications for cushioning, sealing and impact protection materials, particularly in North America. The business continues to command high market share in sealing applications for mobile internet devices. In this segment, sales into the mobile phone markets, as well as into the tablet device market, were relatively flat quarter over quarter.

Power Electronics Solutions

Curamik Electronics Solutions reported net sales of $23.3 million for the first quarter of 2013, a decrease of 4.1% compared to the first quarter 2012 net sales of $24.3 million. Lower net sales at Curamik in the first quarter of 2013 were largely related to the constriction in global capital and infrastructure spending that originated in the first half of 2012. However, there are signs that this segment is beginning to experience a recovery in demand in most key application areas. In addition, the previously announced cost-cutting move of certain finishing operations to Hungary is on schedule and is expected to result in a positive financial impact by the fourth quarter of 2013.

Power Distribution Systems’ net sales in the first quarter of 2013 were $11.0 million, an increase of 4.5% compared to $10.5 million in the first quarter of 2012. The increase in sales was due primarily to continued demand for power distribution products in the electric vehicle automotive market. Further improvement in demand is expected when the Chinese government implements its announced investments in rail infrastructure.

Joint Ventures

Rogers’ 50% owned High Performance Foams joint ventures’ net sales totaled $10.7 million this quarter, a decrease of 16.4% compared to the $12.8 million sold in the first quarter of 2012. The decrease was mainly due to the depreciation of the Japanese yen against the US dollar of approximately 14% quarter over quarter, as well as the continued weakness in the Japanese domestic and export markets, particularly related to LCD TVs, domestic mobile phones and general industrial applications.

Operational Highlights

Rogers’ statement of financial position ended the first quarter of 2013 with cash and cash equivalents of $126.4 million, an increase of $11.5 million, or 10.1%, from $114.9 million at December 31, 2012. Capital expenditures were approximately $7.7 million for the first quarter of 2013 and are expected to total approximately $26 million for the year.

The Company’s gross margin improved to 32.8% in the first quarter of 2013 from 30.3% in the first quarter of 2012. This improvement was due to increased sales volume and the positive impact of streamlining actions taken in 2012. This was partially offset by lower operating utilization resulting from inventory declines in the quarter.

The Company’s 2013 first quarter effective tax rate was 29.2%. The Company currently projects its effective tax rate for 2013 will be approximately 28%.

Bruce D. Hoechner, President and CEO commented: “For the first quarter of 2013, we delivered solid revenue and margin improvements and saw promising signs of recovery across most of our markets compared to the first quarter of 2012. In Printed Circuit Materials, we profited from strong demand for our advanced circuit materials in 4G internet infrastructure and automotive sensor applications. Our High Performance Foams business generated record first quarter sales buoyed by general industrial applications and impact protection segments. In Power Electronics, we delivered growth in Power Distribution Systems and saw an increase in demand across many of the markets we serve. We expect market conditions to improve for the balance of 2013. For the second quarter of 2013, we forecast net sales between $129 to $134 million and non-GAAP income from continuing operations of between $0.47 and $0.58 per diluted share, which excludes special charges.”

About Rogers Corporation

Rogers Corporation (NYSE:ROG) is a global technology leader in specialty materials and components for consumer electronics, power electronics, mass transit, clean technology, and telecommunications infrastructure. With more than 180 years of materials science and engineering experience, Rogers provides product designers with solutions to help them power, protect and connect our world with greater reliability, efficiency and performance. Rogers’ three core businesses include Power Electronics Solutions for high-voltage rail traction, energy efficient motor drives, wind and solar power conversion; High Performance Foams for cushioning, sealing and impact protection in tablets and smart phones, aircraft, rail and automotive interiors, sporting goods, apparel and gear; and Printed Circuit Materials for wireless infrastructure, power amplifiers, smart antennas, and radar systems for automotive and defense applications. Headquartered in Connecticut (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide. For more information, visit www.rogerscorp.com.

Safe Harbor Statement

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “intends,” “believes,” “estimates,” “should,” “target,” “may,” “project,” “guidance,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such factors include, but are not limited to, changing business, economic, and political conditions both in the United States and in foreign countries, particularly in light of the sovereign debt crisis being experienced globally and the uncertain outlook for global economic growth, particularly in several of our key markets; uncertainty regarding resolution of the United States fiscal cliff and debt ceiling issues; increasing competition; any difficulties in integrating acquired businesses into our operations and the possibility that anticipated benefits of acquisitions and divestitures may not materialize as expected; delays or problems in completing planned operational enhancements to various facilities; our achieving less than anticipated benefits and/or incurring greater than anticipated costs relating to streamlining initiatives or that such initiatives may be delayed or not fully implemented due to operational, legal or other challenges; changes in product mix; the possibility that changes in technology or market requirements will reduce the demand for our products; the possibility of significant declines in our backlog; the possibility of breaches of our information technology infrastructure; the development and marketing of new products and manufacturing processes and the inherent risks associated with such efforts and the ability to identify and enter new markets; the outcome of current and future litigation; our ability to retain key personnel; our ability to adequately protect our proprietary rights; the possibility of adverse effects resulting from the expiration of issued patents; the possibility that we may be required to recognize impairment charges against goodwill and non-amortizable assets in the future; the possibility of increasing levels of excess and obsolete inventory; increases in our employee benefit costs could reduce our profitability; the possibility of work stoppages, union and work council campaigns, labor disputes and adverse effects related to changes in labor laws; the accuracy of our analysis of our potential asbestos-related exposure and insurance coverage; the fact that our stock price has historically been volatile and may not be indicative of future prices; changes in the availability and cost and quality of raw materials, labor, transportation and utilities; changes in environmental and other governmental regulation which could increase expenses and affect operating results; our ability to accurately predict reserve levels; our ability to obtain favorable credit terms with our customers and collect accounts receivable; our ability to service our debt; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; fluctuations in foreign currency exchange rates; and changes in tax rates and exposure which may increase our tax liabilities. Such factors also apply to our joint ventures. We make no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statements, unless required by law. Additional information about certain factors that could cause actual results to differ from such forward-looking statements include, but are not limited to, those items described in our filings with the Securities and Exchange Commission ("SEC"), including those in Item 1A, Risk Factors, of the Company's Form 10-K for the year ended December 31, 2012 and subsequent Securities and Exchange Commission filings.

Additional Information and May 1, 2013 Conference Call

For more information, please contact the Company directly, visit Rogers’ website on the Internet, or send a message by email.

Website Address: http://www.rogerscorp.com

A conference call to discuss 2013 first quarter results will be held on Wednesday, May 1, 2013 at 9:00AM (Eastern Time).

A slide presentation will be made available prior to the start of the call. The slide presentation may be accessed under the investor relations sections of the Rogers Corporation website (www.rogerscorp.com/ir).

The Rogers participants in the conference call will be:

Bruce D. Hoechner, President and CEO
Robert C. Daigle, Senior Vice President and CTO
Dennis M. Loughran, Vice President Finance and CFO

A Q&A session will immediately follow management’s comments.

To participate in the conference call, please call:

1-800-574-8929	Toll-free in the United States
1-973-935-8524	Internationally
There is no passcode for the live teleconference.

For playback access, please call: 1-855-859-2056 in the United States and 1-404-537-3406 internationally through 11:59PM (Eastern Time), Wednesday, May 8, 2013. The passcode for the audio replay is 36307742.

The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorp.com/ir. Replay of the archived webcast will be available on the Rogers website approximately two hours following the webcast.

Condensed Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	March 31, 2013	March 31, 2012
Net sales	$125,979	$120,155
Cost of sales	84,690	83,751
Gross margin	41,289	36,404

Selling and administrative expenses	25,206	24,239
Research and development expenses	5,269	5,323
Restructuring and impairment charges	-	7,349
Operating income (loss)	10,814	(507)

Equity income in unconsolidated joint ventures	529	657
Other income (expense), net	(589)	(140)
Net realized investment gain (loss)	-	(3,245)
Interest income (expense), net	(905)	(1,190)
Income (loss) before income tax expense	9,849	(4,425)

Income tax expense (benefit)	2,873	(2,839)
Income (loss) from continuing operations	6,976	(1,586)
Income (loss) from discontinued operations, net of income taxes	120	(222)
Net income (loss)	$7,096	$(1,808)

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.41	$(0.10)
Income (loss) from discontinued operations	0.01	(0.01)
Net Income (loss)	$0.42	$(0.11)

Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.39	$(0.10)
Income (loss) from discontinued operations	0.01	(0.01)
Net Income (loss)	$0.40	$(0.11)

Shares used in computing:
Basic	17,072,459	16,232,856
Diluted	17,673,399	16,232,856

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$126,414	$114,863
Restricted cash	-	950
Accounts receivable, net	79,518	78,788
Accounts receivable from joint ventures	2,374	2,142
Accounts receivable, other	2,053	2,297
Taxes receivable	2,099	5,079
Inventories	69,544	73,178
Prepaid income taxes	4,941	4,914
Deferred income taxes	6,878	7,225
Asbestos related insurance receivables	8,195	8,195
Other current assets	7,932	8,559
Assets of discontinued operations	140	746
Total current assets	310,088	306,936

Property, plant and equipment, net	150,157	149,017
Investments in unconsolidated joint ventures	18,490	21,171
Deferred income taxes	70,454	71,439
Goodwill	102,045	105,041
Other intangible assets	50,321	53,288
Asbestos related insurance receivables	40,067	40,067
Investments, other	5,000	5,000
Other long term assets	7,820	8,065
Total assets	$754,442	$760,024

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$16,423	$16,730
Accrued employee benefits and compensation	24,850	23,156
Accrued income taxes payable	3,748	3,135
Current portion of lease obligation	1,185	1,423
Current portion of long term debt	21,750	20,500
Asbestos related liabilities	8,195	8,195
Other current liabilities	11,411	11,363
Liabilities of discontinued operations	-	3
Total current liabilities	87,562	84,505

Long term lease obligation	6,681	6,942
Long term debt	73,750	77,500
Pension liability	59,442	65,942
Retiree health care and life insurance benefits	10,654	10,654
Asbestos related liabilities	43,222	43,222
Non-current income tax	19,957	19,300
Deferred income taxes	16,494	17,545
Other long term liabilities	310	262

Shareholders’ equity
Capital stock	17,070	16,904
Additional paid in capital	77,599	74,272
Retained earnings	407,880	400,784
Accumulated other comprehensive income (loss)	(66,178)	(57,808)
Total shareholders’ equity	436,371	434,152
Total liabilities and shareholders’ equity	$754,442	$760,024

Reconciliation of non-GAAP Financial Measures to the Comparable GAAP Measures

Non-GAAP Financial Measures

Management believes non-GAAP information provides meaningful supplemental information regarding the Company’s performance by excluding certain expenses that are generally non-recurring and accordingly may not be indicative of the core business operating results. The Company believes that this additional financial information is useful to management and investors in assessing the Company’s historical performance and when planning, forecasting and analyzing future periods. However, the non-GAAP information has limitations as an analytical tool and should not be considered in isolation from, or as alternatives to, financial information prepared in accordance with GAAP.

Reconciliation of GAAP to non-GAAP Income Per Diluted Share from Continuing Operations for the First Quarter of 2013 and 2012:

The following table includes non-recurring charges related to special adjustments.

	Q1 2013	Q1 2012

GAAP income per diluted share from continuing operations	$0.39	$(0.10)
Add back special adjustments, net of tax:
Severance and related charges	0.03	0.24
Relocation charges for Curamik’s final inspection operation	0.02	-
Impairment charge on auction rate security liquidation	-	0.10
Other special charges	-	0.02
Total special charges	0.05	0.36

Non-GAAP income per diluted share from continuing operations	$0.44	$0.26

Reconciliation of GAAP to non-GAAP Income Per Diluted Share from Continuing Operations Guidance for the Second Quarter of 2013:

The following table includes non-recurring charges related to special adjustments.

Q2 2013
Guidance Q2 2013 GAAP income per diluted share from continuing operations	$0.45 - $0.56

Add back special charges, net of tax:
Relocation charges for Curamik’s final inspection operation	0.02

Guidance Q2 2013 non-GAAP income per diluted share from continuing operations	$0.47 - $0.58

CONTACT:
Rogers Corporation
Financial News Contact:
Dennis M. Loughran, 860-779-5508
Vice President Finance and Chief Financial Officer
FAX: 860-779-4714
or
Investor Contact:
William J. Tryon, 860-779-4037
Director of Investor and Public Relations
FAX: 860-779-5509
william.tryon@rogerscorp.com